CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of RiverPark Funds Trust, comprising the RiverPark Strategic Income Fund, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
August 29, 2013

Registered with the Public Company Accounting Oversight Board